Exhibit 23.5

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Martin Midstream Partners L.P. and subsidiaries of our report dated March 28, 2014 relating to the consolidated financial statements of Cardinal Gas Storage Partners LLC, which is included in the Annual Report on Form 10-K/A of Martin Midstream Partners L.P., for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 2, 2014